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                                    CORRECTED
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       INNOVATIVE CLINICAL SOLUTIONS, LTD.

         The Corporation (as hereinafter defined) filed with the Delaware Secretary of State on September 21, 2000 that certain Amended and Restated Certificate of Incorporation of Innovative Clinical Solutions, Ltd. As of the date hereof, the Corporation hereby files this Corrected Amended and Restated Certificate of Incorporation of Innovative Clinical Solutions, Ltd., which corrects the second grammatical paragraph of said Amended and Restated Certificate of Incorporation to (i) change the date of the Confirmation Order (as defined therein) to August 25, 2000, (ii) add the words "Joint Prepackaged" before the words "Chapter 11 Plan of Reorganization", and (iii) add the words "and its wholly-owned subsidiaries" after the words "Chapter 11 Plan of Reorganization of the Corporation." Article FOURTH, paragraph C is also corrected hereby to (i) change the reference to "capital stock" to "Old Common Stock", and (ii) to add the words "except the right to receive the distribution, if any, to be made to holders of such instruments under the Plan." The entire text of the Amended and Restated Certificate of Incorporation of Innovative Clinical Solutions, Ltd., as corrected hereby, is set forth in its entirety below.

         Innovative Clinical Solutions, Ltd. (the "Corporation") filed its original certificate of incorporation with the Secretary of State of the State of Delaware on October 5, 1995 under the name Continuum Care Corporation. A Restated Certificate of Incorporation, amending and restating the original Certificate of Incorporation, was filed with the Secretary of State of the State of Delaware on December 27, 1995 changing the name of the Corporation to PhyMatrix Corp. A Certificate of Ownership and Merger was filed with the Secretary of State of the State of Delaware on June 28, 1999 changing the name of the Corporation to Innovative Clinical Solutions, Ltd.

         Provision for the making of this Amended and Restated Certificate of Incorporation is contained in an Order, dated August 25, 2000 (the "Confirmation Order"), of the United States Bankruptcy Court for the District of Delaware in Case No. 00-- 3027 confirming the Joint Prepackaged Chapter 11 Plan of Reorganization of the Corporation and its wholly-owned subsidiaries (the "Plan"). The Confirmation Order empowers and directs the Corporation to execute such documents and take, or cause to be taken, any and all actions required to enable the effective implementation of the Plan and the Confirmation Order. Sections 7.02 and 9.02 of the Plan contemplate the filing of this Amended and Restated Certificate of Incorporation in order to effectuate such Plan provisions.

         In accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the
(i) Restated Certificate of Incorporation filed on December 27, 1995, and (ii) the Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on June 28, 1999

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changing the name of the Corporation to Innovative Clinical Solutions, Ltd.
(together, the "Previously Amended Certificate of Incorporation").

         The Previously Amended Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

         FIRST: The name of the corporation is Innovative Clinical
Solutions, Ltd.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

         FOURTH:

         A. The aggregate number of shares which the Corporation shall have authority to issue is Forty Million (40,000,000), all of which shares shall be designated common stock, $.01 par value per share (the "Common Stock"). The number of shares of Common Stock may be increased or decreased (but, not below the number of shares thereof then outstanding or the issuance of which is then authorized under any stock option or similar plan to which the Corporation is a party) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon.

         B. Except as otherwise provided by the GCL, the holders of Common Stock shall exclusively possess all voting power. Each holder of record of issued and outstanding Common Stock shall be entitled to one (1) vote on all matters for each share so held.

         C. Pursuant to Section 7.05 of the Plan, as confirmed by the United States Bankruptcy Court for the District of Delaware in Case No. 00-- 3027, as of the Effective Date (as that date is defined in the Plan), any and all of the authorized Old Common Stock of the Corporation (as defined in the Plan) existing immediately prior to the Effective Date, whether issued or unissued, including any right to acquire such Old Common Stock pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, exchange rights, warrants, options or other rights, was deemed canceled and of no further force and effect without any action on the part of the stockholders or Board of Directors of the Corporation. The holders of such canceled Old Common Stock and any canceled right to acquire such Old Common stock have no rights arising from or relating to such Old Common Stock (or the stock certificates representing such canceled stock) or any right to acquire such Old Common Stock, except the right to receive the distribution, if any, to be made to holders of such instruments under the Plan.

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         D. To the extent prohibited by Section 1123 of Title 11 of the United
States Code (the "Bankruptcy Code"), the Corporation will not issue non-voting equity securities; provided, however, that the foregoing (i) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such Section 1123 is in effect and applicable to the Corporation, and (iii) may be amended or eliminated in accordance with applicable law as from time to time in effect.

         FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         B. The Board of Directors shall have the power to make, alter, amend, change, add to or repeal the By-Laws of the Corporation, subject to the right of the stockholders to make, alter, amend, change, add to or repeal the By-Laws, provided that any such action by the stockholders shall require the affirmative vote of the holders of at least a majority of the then outstanding shares of capital stock entitled to vote generally in the election of directors.

         C. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide. The term of office of each director shall expire at the next annual meeting of stockholders after his or her election. In accordance with the By-Laws, directors appointed to fill vacancies created by the resignation or removal of any director shall serve for the remainder of the term of the director who resigned or was removed. A director may be removed only for cause by the affirmative vote of the holders of at least a majority of the then outstanding shares of capital stock entitled to vote generally in the election of directors.

         D. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         E. The Corporation shall indemnify any director who, as the result of his acting as a director of the Corporation, was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and upon request shall pay any expense incurred

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by any director in connection with any such action, suit or proceeding in advance of the final disposition of such matter, all to the fullest extent permitted by Delaware law.

         F. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

         G. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. Special meetings of stockholders must be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least twenty-five percent (25%) of the issued and outstanding Common Stock entitled to vote at such meeting.

         H. The books of the Corporation may be kept (subject to any provisions contained in the GCL) outside the State of Delaware at such places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

         I. The By-Laws shall not contain any super-majority voting provisions regarding any matters as to which the Board of Directors or stockholders shall vote.

         SIXTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribe by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         The undersigned Chief Financial Officer of the Corporation, hereby executes this corrected Amended and Restated Certificate of Incorporation on this 25th day of September, 2000.

                                 INNOVATIVE CLINICAL SOLUTIONS, LTD.

                                 By: /s/ Gary S. Gillheeney
                                     ----------------------------------
                                 Name:  Gary S. Gillheeney
                                 Its:   Chief Financial Officer